EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-151285, 033-54057, 333-02315, 333-28007, 333-34623, 333-92193, 333-113647, 333-131638, 333-133928 and 333-142853, each on Form S-8 and Registration Statement No. 333-55995 on Form S-3 of our report dated February 28, 2011, relating to the consolidated financial statements and financial statement schedule of Sotheby’s and subsidiaries (“the Company”), and our report dated February 28, 2011 relating to the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Sotheby’s for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

New York, New York

February 28, 2011